Exhibit 99.1

Radian Nominates Three New Directors for Election at 2012 Annual Meeting

–Brian Montgomery, Gaetano Muzio and Gregory Serio Nominated to Serve–

–James Jennings, Robert Richards and Anthony Schweiger to Retire after 20 Years of Service–

PHILADELPHIA--(BUSINESS WIRE)--April 26, 2012--Radian Group Inc. today announced that it has nominated Brian D. Montgomery, 55, Chairman of The Collingwood Group, LLC, Gaetano “Guy” J. Muzio, 58, co-founder of Ocean Gate Capital Management, LP, and Gregory V. Serio, 50, Partner and Managing Director at Park Strategies, LLC, for election to its Board of Directors. Radian has nominated twelve directors, including Messrs. Montgomery, Muzio and Serio and nine existing directors, to stand for election at Radian’s 2012 Annual Meeting of Stockholders on May 30, 2012.

“We are pleased to nominate Brian, Guy and Greg to the Radian Board,” said Herbert Wender, Chairman of Radian Group Inc. “Their breadth of experience and strategic insight will be invaluable, particularly given their collective knowledge of capital markets, the mortgage and insurance industries and government affairs. Adding three highly qualified and experienced directors is consistent with our commitment to both good corporate governance and enhancing stockholder value.”

Following 20 years of service on the Board, James Jennings, Robert Richards and Anthony Schweiger have decided to retire from the Board upon completion of their current term at Radian’s 2012 Annual Meeting of Stockholders. Mr. Wender continued, “On behalf of Radian, I want to thank Jim, Bob and Tony for their years of dedicated service and tireless efforts. They have long been valued members of the Board, and we wish them only the best in the future.”

Messrs. Montgomery, Muzio, and Serio were nominated for election to the Board following a comprehensive search process, which included stockholder input, conducted by the Board’s Governance Committee. The nominations are part of Radian’s ongoing succession planning efforts that began in 2011. The three new nominees, if elected, and the two directors who joined in 2011, will result in the addition of five new directors to the Board over the last two years. The retirement of three directors will maintain the current size of the Board at twelve directors. It is the current intention of the Board not to increase the Board beyond twelve directors and, ultimately, to reduce the size of the Board over time.

S.A. Ibrahim, Chief Executive Officer, commented, “Radian has a strong, independent Board of proven leaders with a range of relevant experience in business operations and strategy, as well as capital and secondary markets. The addition of Brian, Guy and Greg will further strengthen our existing Board as we focus on accomplishing Radian’s strategic objectives, including writing a leading share of profitable new business in our industry and creating long-term value for stockholders.”

About Brian Montgomery

Brian D. Montgomery is Chairman of The Collingwood Group, LLC, a Washington, DC based business advisory firm he joined in 2009. In June 2005, Mr. Montgomery was confirmed by the U.S. Senate as Assistant Secretary for Housing and Federal Housing Administration (FHA) Commissioner within the U.S. Department of Housing and Urban Development (HUD). In response to HUD Secretary Shaun Donovan's request at the start of the Obama Administration, Brian continued to serve in this role until July 2009, assisting with transition matters involving the Federal Housing Administration and subprime mortgage crisis. Prior to his appointment with HUD, Brian served in the White House for President George W. Bush as Deputy Assistant to the President and Cabinet Secretary (2003-05) as well as Deputy Assistant to the President and Director of Presidential Advance (2001-03). Mr. Montgomery is a graduate of the University of Houston and also attended the University of Texas.

About Guy Muzio

Gaetano J. Muzio is the co-founder of Ocean Gate Capital Management, LP. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman Sachs in various positions, including serving as a Managing Director from 1996 until his retirement in 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy and was also one of the founding members of the Mortgage and Asset Backed Department. His responsibilities included oversight of trading, risk management, sales, research, structured finance and compliance for the department. Mr. Muzio holds an MBA from Columbia School of Business.

About Greg Serio

Gregory V. Serio joined Park Strategies, LLC, in January 2005 and is a Partner leading the firm’s risk and insurance management practice group. Mr. Serio is also a principal in Compass Company Consultants, LLC, a risk management and insurance consulting subsidiary of Park. In 2001, Mr. Serio was confirmed by the New York Senate as Superintendent of Insurance for the State of New York, where he was responsible for the regulation of all forms of insurance transacted in New York, and led an agency of more than 1,000 employees with a budget greater than $125 million. He also served as the Chairman of the National Association of Insurance Commissioner’s Government Affairs Task Force, the federal relations arm of the organization. Before that, Mr. Serio served as first deputy and general counsel of the New York Insurance Department since 1995. Mr. Serio is a graduate of Albany Law School of Union University and the State University of New York at Albany.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz